Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of the 12th day of July, 2013.

BETWEEN:

RESPECT YOUR UNIVERSE, INC., a corporation duly incorporated under the laws of the State of Nevada with a business address at 818 North Russell Street, Portland, Oregon, 97227

(the “Company”)

AND:

CRAIG BROD, a businessman with an address at L-402 1520 Coal Harbour Quay, Vancouver, B.C., V6G3G1, Canada

(the “Executive”)

RECITALS:

A.	The Company is engaged in the business of designing, developing, and selling performance apparel; and

B.	The Company and the Executive have agreed to enter into an employment relationship for their mutual benefit.

NOW THEREFORE, in consideration of the mutual promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:

1.	DEFINITIONS

1.1           Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)	“Agreement” means this Agreement and all schedules and amendments hereto;

(b)	“Board” means the Board of Directors of the Company;

(c)	“Common Shares” means the common shares of the Company;

(d)
“Confidential Information” means information, whether or not originated by the Executive, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers.  Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)	information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available,

(ii)
work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith,

(iii)
any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character,

(iv)
internal Company personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business,

(v)
marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed, and

(vi)
all information that becomes known to the Executive as a result of this Agreement or the services performed hereunder that the Executive, acting reasonably, believes is confidential information or that the Company takes measures to protect;

Confidential Information does not include any of the following:

(vii)
the general skills and experience gained by the Executive during the Executive’s employment with the Company that the Executive could reasonably have been expected to acquire in similar retainers or engagements with other companies,

(viii)	information publicly known without breach of this Agreement or similar agreements, or

(ix)
information, the disclosure of which by the Executive is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

(e)	“Date of Termination” means the date of termination of this Agreement;

(f)
“Developments” means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(i)	result or derive from the Executive’s employment or from the Executive’s knowledge or use of Confidential Information,

(ii)	are conceived or made by the Executive (individually or in collaboration with others) during the term of the Executive’s employment by the Company,

(iii)	result from or derive from the use or application of the resources of the Company or its affiliates, or

(iv)	relate to the business operations of the Company or to actual or demonstrably anticipated research and development by the Company or its affiliates;

(g)	“Directors” means the Directors of the Company, and “Director” means any one of them;

(h)	“Effective Date” means May 1, 2013; and

(i)	“Cause” includes, but is not limited to:

(i)	the Executive’s failure to properly discharge his lawful duties, or any material breach or non-observance by the Executive of any material provision of this Agreement,

(ii)	the Executive’s conviction for any crime respecting the property of the Company, or which calls into question the Executive’s personal honesty,

(iii)
any breach by the Executive of the fiduciary duties normally owed by a Chief Executive Officer of a corporation, including the duty to avoid conflicts of interest, and to act honestly and in good faith with a view to the best interests of the Company, or

(iv)	any other material breach of this Agreement by the Executive.

2.	TERMS AND CONDITIONS OF EMPLOYMENT

2.1           Employment. The Company and the Executive agree that, as of the Effective Date, the Company shall employ the Executive on the terms and conditions set out in this Agreement.  Each of the parties to this Agreement agree that this Agreement is a continuation of the Company’s employment of the Executive.  The Executive shall perform such duties as are regularly and customarily performed by the Chief Executive Officer of a corporation, and any other duties consistent with the Executive’s position in the Company.  The Executive agrees that, in addition to role of Chief Executive Officer of the Company, the Executive shall:

(a)	perform other related positions or duties of senior capacity as the Board may from time to time reasonably require; and

(b)	the Executive shall always act in accordance with any reasonable decision of and obey and carry out all lawful and reasonable orders given to him by the Board.

2.2           Reporting. The Executive shall:

(a)	report to the Board of the Company and take direction from the Board by resolution;

(b)	attend all meetings of the Board, make a report at each meeting, if required, and have the authority to raise any matter which in his view is of such significance as warrants discussion by the Board;

(c)
at meetings of the Board, have the authority to propose any resolution for consideration by the Board, provided that he shall remove himself from that portion of any meeting of the Board during which the terms and conditions of his employment, his evaluation or such like matters as reasonably determined by the Board are being discussed by the Board; and

(d)	ensure that all contracts and similar arrangements of the Company shall be approved and signed in accordance with the signing authorities authorized by the Board from time to time.

2.3           Term. This Agreement shall commence on the Effective Date, and, unless renewed under Section 2.4 or otherwise terminated under Section 6, shall terminate on December 31, 2013 (the “Initial Term”).

2.4           Renewal. On December 31, 2013 and on each anniversary date thereafter, the term of this Agreement shall automatically be extended by one additional year (each a “Renewal Term”) unless either party gives ninety (90) days’ written notice to the other of its intention not to renew this Agreement.

2.5           Location. The Executive’s employment shall be based in the Company’s offices in Portland, Oregon.  The Executive understands that he may be required to travel regularly in order to fulfill his duties as Chief Executive Officer of the Company.

2.6           Full Time and Efforts. Unless prevented by ill health, or physical or mental disability or impairment, the Executive shall, during the term hereof, devote his full time, effort, care and attention to his duties set out in this Agreement and to the business of the Company in order to properly discharge his duties hereunder and the Executive shall not be employed with any other business venture without the written consent of the Board. Within 5 business days of the execution of this Agreement, the Executive will resign from all positions with Just Cause Investors, Inc. (“JCI”) and will not accept any position with JCI during the Initial Term or any Renewal Term.

2.7           Authority. The Executive shall have, subject always to the general or specific instructions and directions of the Board, full power and authority to manage and direct the business and affairs of the Company (except only the matters and duties as by law must be transacted or performed by the Board or by the shareholders of the Company in general meeting), including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Company and to engage and employ and to dismiss all managers and other employees and agents of the Company, provided always that the contracts, engagements and commitments entered into are in accordance with the budgets presented to and approved by the Board.

2.8           Fiduciary Role. The Executive acknowledges that, as the Chief Executive Officer of the Company, he occupies a position of fiduciary trust and confidence and, as a fiduciary, he shall develop and acquire wide experience and knowledge with respect to all aspects in which the business of the Company is conducted. The Executive agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company.  Without limiting the generality of the foregoing, the Executive shall observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest.

3.	COMPENSATION

3.1           Base Compensation. During the Initial Term and any Renewal Terms in effect in which compensation has not been amended, the Company shall pay the Executive the sum of $168,000 per year effective May 1, 2013 (the “Salary”). The Salary shall be prorated for the Initial Term and any partial Renewal Term. The Company shall also pay the Executive the sum of $36,000 (the “Lump Sum Payment”) as deferred compensation. The Salary shall be reviewed on December 31 of each year by the Company’s Compensation Committee, or, if a Compensation Committee has not been assembled, by the Board.  The review shall be undertaken by assessing the Executive’s performance during the year and by having regard to market rates of remuneration paid in Canada and the United States for similar duties and responsibilities.

3.2           Payment. All compensation payable to the Executive pursuant to this Article 3 or otherwise under this Agreement, shall be payable as follows and shall be subject to all statutory deductions that the Company is required to make and remit:

(a)	the Salary shall be payable in accordance with the Company’s standard payroll practices; and

(b)	the Lump Sum Payment shall be payable on or before January 6, 2014.

3.3           Taxes. The Executive shall be responsible to pay for all federal, state and local taxes assessed on any income received from the Executive under this Agreement, which are over and above the amounts that were deducted and remitted on the Executive’s behalf by the Company.

3.4           Stock Options. The Executive shall be granted options (the “Options”) to purchase up to 900,000 common shares of the Company (each, a “Share”) as follows:

(a)	250,000 Options vest immediately and are exercisable at $0.35 per Share for a 10 year period;

(b)	350,000 Options vest on January 31, 2014 and are exercisable at $0.35 per Share for a 10 year period; and

(c)	300,000 Options vest on August 31, 2014 and are exercisable at $0.35 per Share for a 10 year period.

Options that have not vested are not exercisable. The grant of Options is subject to entry into of the Company’s standard stock option agreement. The Options are governed by the Company’s stock option plan and the policies of the TSX Venture Exchange. The Options, including the exercise of the Options, is subject to compliance with applicable securities laws, including the policies of the TSX Venture Exchange.

3.5           Housing Allowance. The Company will reimburse the Executive, reasonable housing accommodations for four nights a week for the Executive (not to exceed $1,800 per month) (the “Housing Allowance”). The Executive will use his best efforts to rent a studio apartment. The Executive acknowledges that he will be solely responsible for the excess of the amount of the Executive’s actual cost of housing accommodations over $1,800 per month provided that the Executive provides to the Company an itemized written account and receipts acceptable to the Employer within a reasonable time after they have been incurred. The Housing Allowance will be reviewed between the Executive and Company and, if necessary, adjusted at the start of any Renewal Term.

3.6           Technology. The Executive will be provided with a computer and iPhone to be used in connection with performing his duties. The Company will be responsible for any reasonable monthly charges associated with the use of the iPhone.

4.	EMPLOYEE BENEFITS AND EXPENSES

4.1           Employee Benefits. The Executive shall, to the extent eligible, be entitled to participate in all of the Company’s employee benefit plans including, without limitation, life insurance, long term and short term disability insurance, medical/hospital and extended health care benefits (the “Employee Benefits”) provided by the Company to its senior officers in accordance with the terms thereof as they may be in effect from time to time.

4.2           Terms of Benefits. Employee Benefits are provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits shall be governed by the terms of such documents or policies establishing the benefits in issue. The Company reserves the unilateral right to revise the terms of the Employee Benefits or to eliminate any Employee Benefits altogether. The Executive agrees that any changes to the Employee Benefits shall not affect or change any other part of this Agreement.

4.3           Benefits on Cessation of Employment. Unless otherwise agreed by the parties or as otherwise provided for by applicable law, upon cessation of employment with the Company for any reason, regardless of whether the cessation is voluntary or involuntary or constitutes termination with or without cause or adequate notice:

(a)	the Executive shall cease to participate in the Employee Benefits and shall not be entitled to any further benefits thereunder; and

(b)
the Executive shall be solely responsible for obtaining personal benefit plans to replace any or all Employee Benefits, including, without limitation, medical/hospital and extended health care benefits.

4.4           Vacation. The Executive shall be entitled in each year to two weeks’ paid vacation in the Initial Term and three weeks’ paid vacation in any Renewal Term, in addition to weekends and federal holidays, of paid time off in accordance with the standard written policies, if any, of the Company with regard to its senior officers.  Subject to the foregoing, paid vacation is to be taken at such time or times as the Executive may select and the Board may reasonably approve having regard to the business affairs and operations of the Company.

4.5           Expenses. The Company shall reimburse the Executive on a monthly basis for normal and reasonable expenses that the Executive incurs in connection with his duties under this Agreement, provided that the Executive provides to the Company an itemized written account and receipts acceptable to the Employer within a reasonable time after they have been incurred.

5.	CONFIDENTIAL INFORMATION AND DEVELOPMENTS

5.1           Confidential Information.

(a)
All Confidential Information, whether developed by the Executive any time while he was employed by the Company, or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and shall at all times be regarded, treated and protected as such, as provided in this Agreement.

(b)
As a consequence of the acquisition of Confidential Information or arising from his position as Chief Executive Officer, the Executive shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its affiliates and clients.  In view of the foregoing, it is reasonable and necessary for the Executive to make the following covenants regarding the Executive’s conduct during and subsequent to the Executive’s employment by the Company.

(i)
At all times during and subsequent to the Executive’s employment with the Company, the Executive shall not disclose Confidential Information to any person (other than as necessary in carrying out the Executive’s duties on behalf of the Company) without first obtaining the Company’s consent, and the Executive shall take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information.

(ii)
At all times during and subsequent to the Executive’s employment with the Company, the Executive shall not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Executive’s duties on behalf of the Company) without first obtaining the Company’s consent and the Executive shall take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information.  This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

(iii)
Within two (2) business days after the termination of the Executive’s employment for any reason, the Executive shall promptly deliver to the Company all property of or belonging to or administered by the Company including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Executive’s possession or under the Executive’s control.

5.2           Intellectual Property.

(a)
All Developments shall be the exclusive property of the Company and the Company shall have sole discretion to deal with Developments.  The Executive agrees that no intellectual property rights in the Developments are or shall be retained by him.  For greater certainty, all work done during the term of employment by the Executive for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright shall vest in the Company or the relevant affiliate, as the case may be.  In consideration of the benefits to be received by the Executive under the terms of this Agreement, the Executive hereby irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in the United States and worldwide to the Company and the Executive shall hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company.

(b)
The Executive shall do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing.  If the Executive’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Executive’s employment, the Executive shall provide that cooperation so long as the Company pays to the Executive reasonable compensation for the Executive’s time at a rate to be agreed between the Executive and the Company.

5.3           Consent to Enforcement. The Executive confirms that all restrictions in Sections 5.1 and 5.2 are reasonable and valid and any defences to the strict enforcement thereof by the Company are waived by the Executive.  Without limiting the generality of the foregoing, the Executive hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Executive is in breach of any of the provisions stipulated in Sections 5.1 and 5.2.  The Executive hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

5.4           Obligations Continue. Except where Section 5.5 applies, the Executive’s obligations under each of Sections 5.1, and 5.2 are to remain in effect in accordance with each of their terms and shall exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Executive’s wrongful dismissal by the Company.

6.	TERMINATION

6.1           Termination for Cause. The Company may terminate the Executive’s employment for Cause at any time by delivering to the Executive written notice of termination.  In the event that the Executive’s employment with the Company is terminated by the Company for Cause, the Executive shall not be entitled to any additional payments or benefits hereunder, other than for amounts due and owing to the Executive by the Company as at the Date of Termination.

6.2           Death or Disability. Subject to applicable human rights laws or similar legislation, the Company may terminate the Executive’s employment in the event the Executive has been unable to perform his duties for a period of one month or a cumulative period of three months in any consecutive 12 month period, because of a physical or mental disability.  The Executive’s employment shall automatically terminate on the Executive’s death.  In the event the Executive’s employment with the Company terminates by reason of the Executive’s death or as a result of this Section 6.2, then upon and immediately effective on the Date of Termination the Company shall promptly pay and provide the Executive (or in the event of the Executive’s death, the Executive’s estate):

(i)	any unpaid Salary and any outstanding and accrued regular and special vacation pay through the Date of Termination;

(ii)	reimbursement for any unreimbursed expenses incurred through to the Date of Termination; and

(iii)	proceeds from any insurance policies as provided by the Company to the Executive.

6.3           Disability. In the event the Executive’s employment is terminated due to a disability pursuant to Section 6.2, the Company shall pay to the Executive the severance referred to in Section 6.4.

6.4           Termination by the Company for reasons other than for Cause.

(a)
The Company may terminate the Executive’s employment at any time during the Initial Term or any Renewal Term for other than Cause by delivering to the Executive written notice of termination.  If the Executive’s employment with the Company is terminated pursuant to this Section 6.4(a), then the Company shall pay the Executive severance in an amount equal to $39,000.

(b)	The severance amount calculated pursuant to Sections 6.4(a) shall be subject to statutory deductions and shall be payable in a lump sum within 10 business days of termination.

6.5           Fair and Reasonable Provisions. The Company and Executive acknowledge and agree that the provisions of Section 6.4 regarding further payments of the Salary constitute fair and reasonable provisions for the consequences of such termination, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

6.6           Resignation of Offices. On termination of this Agreement for any reason, the Executive shall immediately resign all offices held in the Company and, save as provided by this Agreement, the Executive shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation.  If the Executive, as applicable, fails to resign as required by this Section 6.6, the Company is irrevocably authorized to appoint some person in his name and on his behalf to sign any documents or do anything necessary or requisite to give effect to it.

7.	GENERAL

7.1           Indemnification by the Company. The Company hereby covenants and agrees that, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever by reason of, or as a result of, the fact that he is or was a Director, officer or employee of the Company or is or was serving at the request of the Company as a trustee, director, officer, member, employee or agent of another Company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s constating documents or by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, lawyer’s fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, except if the Executive was grossly negligent in his duties or committed fraud (collectively the “Indemnification Amounts”), and such indemnification shall continue as to the Executive even if he has ceased to be a Director, officer, member, employee or agent of the Company and shall inure to the benefit of the Executive the Indemnification Amounts incurred, or reasonably estimated to be incurred, by him immediately upon receipt by the Company of a written request for such advance.

7.2           Liability Insurance. The Company shall use its best efforts to obtain third party liability insurance for the Executive (including directors and officers liability insurance if applicable) insuring the Executive for any claims arising from the negligent acts or omissions of the Executive or the Company during the period the Executive was employed by the Company.

7.3           Indemnification by the Executive. The Executive shall indemnify and save harmless the Company against, and agree to hold it harmless from, any and all damages, injuries, claims, demands, actions, liability, costs and expenses (including reasonable legal fees) incurred or made against the Company arising from or connected with the performance or non-performance of this Agreement by the Executive  or the beach of any warranty, representation or covenant herein by the Executive, other than claims by the Executive pursuant to this Agreement.  This section shall survive the termination of this Agreement.

7.4           Authorization. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement shall not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

7.5           Obligations Continue. The Executive’s obligations under Section 5 are to remain in full force and effect notwithstanding termination of this Agreement for any reason.

7.6           Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

7.7           Compliance with Policies and Laws. The Executive agrees to abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct.  The Executive also agrees to abide by all laws applicable to the Company, in each jurisdiction that it does business, including without limitation securities and regulations governing publicly traded companies.

7.8           Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of Oregon.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought by the Executive or by the Company, if at all, only in the courts of Oregon and the parties each consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein. The parties also agree that process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

7.9           Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered addressed as follows:

(a)	in the case of the Company:

Respect Your Universe, Inc.
818 North Russell Street
Portland, Oregon, 97227
Attention: Chief Financial Officer

(b)	in the case of the Executive:

Craig Brod
L-402 1520 Coal Harbour Quay
Vancouver, B.C., V6G3G1
Canada

Facsimile: 604-564-2780

Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if faxed, upon the date shown on the delivery receipt recorded by the sending facsimile machine.

7.10           Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions shall remain in full force and effect to the fullest extent permissible by law.

7.11           Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

7.12           Currency. Unless otherwise specified herein all references to dollar or dollars are references to United States dollars.

7.13           Further Assurances. Each of the Executive and the Company shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts, documents and things as the Executive or the Company may require for the purposes of giving effect to this Agreement.

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7.14           Counterparts/Facsimile Execution. This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

RESPECT YOUR UNIVERSE, INC.

Per:	“Bill Marcus”
Authorized Signatory

EXECUTED by CRAIG BROD in the presence of:	) ) ) )
Signature	)
	)	“Craig Brod”
Print Name	)	CRAIG BROD
)
Address	)
)
)
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Occupation	)